EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SXC Health Solutions Corp.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-161237) and Form S-8 (Nos. 333-164021, 333-159733, 333-145450, 333-145449 and 333-136402) of SXC Health Solutions Corp. (the “Company”) of our report dated March 14, 2008, with respect to the consolidated statement of operations, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of SXC Health Solutions Corp.
Our audit report refers to a change in accounting for income tax uncertainties.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
March 5, 2010